Exhibit No. 99.1
News Release

COMMERCIAL METALS COMPANY REPORTS RECORD FIRST QUARTER FISCAL 2022 RESULTS

•Achieved record quarterly Earnings from Continuing Operations of $232.9 million, or $1.90 per diluted share, and record Core EBITDA of $326.8 million
•Both North America and Europe segments reported record Adjusted EBITDA
•Realized significant per ton sequential increase in downstream products’ average selling price from higher new contract pricing
•Continued advancement in CMC's growth strategy — Negotiated acquisition of Tensar Corporation; closed Rancho Cucamonga land sale and received gross proceeds of $313.0 million; and achieved meaningful financial contribution from the new rolling line in Europe

Irving, TX - January 10, 2022 - Commercial Metals Company (NYSE: CMC) today announced financial results for its fiscal first quarter ended November 30, 2021. Earnings from continuing operations were $232.9 million, or $1.90 per diluted share, on net sales of $2.0 billion, compared to prior year earnings from continuing operations of $63.9 million, or $0.53 per diluted share, on net sales of $1.4 billion.

During the first quarter of fiscal 2022, the Company recorded a net after-tax benefit of $33.7 million, primarily related to the capital loss on an international tax restructuring transaction. Excluding this benefit, first quarter adjusted earnings from continuing operations were $199.2 million, or $1.62 per diluted share, compared to adjusted earnings from continuing operations of $69.8 million, or $0.58 per diluted share, in the prior year period. "Adjusted EBITDA from continuing operations," "core EBITDA from continuing operations," "adjusted earnings from continuing operations" and "adjusted earnings from continuing operations per diluted share" are non-GAAP financial measures. Details, including a reconciliation of each such non-GAAP financial measure to the most directly comparable measure prepared and presented in accordance with GAAP, can be found in the financial tables that follow.

Barbara R. Smith, Chairman of the Board, President and Chief Executive Officer, said, "Our record first quarter results again demonstrate the earnings power created by our strategic transformation of CMC. The portfolio of assets we have built, together with the exceptional execution by our team members, enabled our Company to fully capitalize on a very strong market environment. Core EBITDA reached record levels for the third consecutive quarter, surpassing our previous record by 28% and totaled nearly $1.0 billion on a trailing 12-month basis. This performance makes clear the enhanced financial and operational capabilities of today's CMC, and I am extremely proud of the efforts by our team that have made this possible.”

(CMC First Quarter Fiscal 2022 - 2)

Ms. Smith continued, "I am equally excited by CMC’s growth projects. Our new rolling line in Europe has significantly enhanced our operational and commercial flexibility, and is performing well above our expectations. We have made solid progress in site preparation and construction of our future Arizona 2 micro mill, and we anticipate its operational startup will coincide with strong incremental demand created by the recently passed Infrastructure Investment and Jobs Act. The new micro mill announced this morning, CMC’s fourth, will enhance our position in the Eastern U.S. and create meaningful synergies within the existing network of mills and downstream fabrication plants. Additionally, the agreement to acquire Tensar Corporation, a leading provider of innovative sub-grade reinforcement solutions, will significantly extend CMC's growth runway and create an unparalleled provider of reinforcement solutions to the domestic and international construction markets.”

The Company's liquidity position as of November 30, 2021 remained solid, with cash and cash equivalents of $415.1 million, and availability of $659.3 million under the Company's credit and accounts receivable facilities.

On January 6, 2022, the board of directors declared a quarterly dividend of $0.14 per share of CMC common stock payable to stockholders of record on January 20, 2022. The dividend to be paid on February 3, 2022 marks 229 consecutive quarterly payments by the Company, and represents a 17% increase from the dividend paid in February 2021.

Business Segments - Fiscal First Quarter 2022 Review
Demand conditions for CMC's finished steel products in North America remained robust during the quarter, with several key indicators pointing toward continued strength. Downstream bid volumes, a key indicator of the construction project pipeline, increased meaningfully from a year ago, while new contract awards and backlog also experienced growth. Demand from industrial end markets trended positively, with most end use applications increasing relative to the prior year.

The North America segment generated record adjusted EBITDA of $268.5 million for the first quarter of fiscal 2022, an increase of 73% compared to $155.6 million in the prior year period. This improvement was driven by increased margins for steel products and raw materials. The beneficial impact of increased margins was offset, to a modest extent, by a year-over-year increase in controllable costs per ton of finished steel shipped, which occurred largely from inflationary pressures for freight, energy, and steelmaking consumables.

Shipment volumes of finished steel, which include steel products and downstream products, followed typical seasonal patterns, and were essentially flat to the prior year first quarter volumes. Growth in CMC's construction backlog drove a year-over-year increase in downstream shipment volumes, marking the first such increase in eight quarters.

(CMC First Quarter Fiscal 2022 - 3)

Margin over scrap cost on steel products increased by $202 per ton from the prior year period and $82 per ton compared to the prior quarter. Favorable market conditions lifted the average selling price by $364 per ton compared to the first quarter of fiscal 2021, against a $162 per ton increase in scrap costs. Margins over purchase cost on sales of raw materials increased significantly from a year ago, rising $96 per ton to $268 per ton, which compares to a long-term average of approximately $160 per ton. For downstream products, margins over scrap cost were essentially flat from the prior year period. Downstream margins were up on a sequential basis, as the average price of contracts in backlog increased throughout the quarter. Future pricing indicators on new work entering the backlog were again positive during the quarter, as average price levels for bids and new awards increased significantly from the prior year period.

The Europe segment reported record adjusted EBITDA of $79.8 million for the first quarter of fiscal 2022, up 452% compared to adjusted EBITDA of $14.5 million for the prior year quarter. The improvement was driven by a significant expansion in margin over scrap, as well as the receipt of a $15.5 million energy credit. Similar to North America, underlying demand for steel products remained robust, however, shipment volumes were impacted by scheduled maintenance during the quarter. Volumes of rebar decreased year-over-year due to a planned outage of the rebar line. Shipments of merchant and other were relatively unchanged from the prior year as sales of higher margin finished products from the new third rolling line replaced sales of semi-finished billets. Average selling price increased by $408 per ton compared to the prior year quarter, and $106 per ton sequentially. This drove significant increases in margin over scrap of $236 per ton and $120 per ton from the prior year and prior quarter, respectively.

Outlook
Ms. Smith said, "We continue to anticipate strong fiscal year 2022 financial and operational performances. Volumes should remain solid, supported by a growing construction backlog in North America, as well as broad strength across key end markets in both North America and Europe."

"The fiscal second quarter has historically seen fewer shipping days due to major holidays and winter weather factors. We expect shipments during the second quarter of fiscal 2022 to follow these typical seasonal trends. Despite additional holidays, we anticipate strong financial results, with margins consistent with, or slightly above, recent levels,” Ms. Smith added.

Conference Call
CMC invites you to listen to a live broadcast of its first quarter of fiscal 2022 conference call today, Monday, January 10, 2022, at 11:00 a.m. ET. Barbara R. Smith, Chairman of the Board, President and Chief Executive Officer, and Paul Lawrence, Senior Vice President and Chief Financial Officer, will host the call. The call is accessible via our website at www.cmc.com. In the event you are unable to listen to the live broadcast, the call will be archived and available for replay on our website on the next business day. Financial and statistical information presented in the broadcast are located on CMC's website under "Investors."

(CMC First Quarter Fiscal 2022 - 4)

About Commercial Metals Company
Commercial Metals Company and its subsidiaries manufacture, recycle and fabricate steel and metal products and provide related materials and services through a network of facilities that includes seven electric arc furnace ("EAF") mini mills, two EAF micro mills, one rerolling mill, steel fabrication and processing plants, construction-related product warehouses and metal recycling facilities in the U.S. and Poland.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the federal securities laws with respect to general economic conditions, key macro-economic drivers that impact our business, the effects of ongoing trade actions, the effects of continued pressure on the liquidity of our customers, potential synergies and organic growth provided by acquisitions and strategic investments, demand for our products, metal margins, the effect of COVID-19 and related governmental and economic responses thereto, the ability to operate our steel mills at full capacity, future availability and cost of supplies of raw materials and energy for our operations, share repurchases, legal proceedings, the undistributed earnings of our non-U.S. subsidiaries, U.S. non-residential construction activity, international trade, capital expenditures, our liquidity and our ability to satisfy future liquidity requirements, the proposed Tensar acquisition and the timing thereof, estimated contractual obligations, the expected capabilities and benefits of new facilities, the timeline for execution of our growth plan, and our expectations or beliefs concerning future events. The statements in this release that are not historical statements, are forward-looking statements. These forward-looking statements can generally be identified by phrases such as we or our management "expects," "anticipates," "believes," "estimates," "future," "intends," "may," "plans to," "ought," "could," "will," "should," "likely," "appears," "projects," "forecasts," "outlook" or other similar words or phrases, as well as by discussions of strategy, plans, or intentions.

Our forward-looking statements are based on management’s expectations and beliefs as of the time this news release was prepared. Although we believe that our expectations are reasonable, we can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Except as required by law, we undertake no obligation to update, amend or clarify any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, new information or circumstances or any other changes. Important factors that could cause actual results to differ materially from our expectations include those described in Part I, Item 1A, "Risk Factors" of our annual report on Form 10-K for the fiscal year ended August 31, 2021, as well as the following: changes in economic conditions which affect demand for our products or construction activity generally, and the impact of such changes on the highly cyclical steel industry; rapid and significant changes in the price of metals, potentially impairing our inventory values due to declines in commodity prices or reducing the profitability of our downstream contracts due to rising commodity pricing; impacts from COVID-19 on the economy, demand for our products, global supply chain and on our operations, including the responses of governmental authorities to contain COVID-19 and the impact of various COVID-19 vaccines; excess capacity in our industry,

(CMC First Quarter Fiscal 2022 - 5)

particularly in China, and product availability from competing steel mills and other steel suppliers including import quantities and pricing; compliance with and changes in existing and future laws, regulations and other legal requirements and judicial decisions that govern our business, including increased environmental regulations associated with climate change and greenhouse gas emissions; involvement in various environmental matters that may result in fines, penalties or judgments; evolving remediation technology, changing regulations, possible third-party contributions, the inherent uncertainties of the estimation process and other factors that may impact amounts accrued for environmental liabilities; potential limitations in our or our customers' abilities to access credit and non-compliance of their contractual obligations, including payment obligations; activity in repurchasing shares of our common stock under our repurchase program; financial covenants and restrictions on the operation of our business contained in agreements governing our debt; our ability to successfully identify, consummate and integrate acquisitions, and the effects that acquisitions may have on our financial leverage; risks associated with acquisitions generally, such as the inability to obtain, or delays in obtaining, required approvals under applicable antitrust legislation and other regulatory and third party consents and approvals; operating and startup risks, as well as market risks associated with the commissioning of new projects could prevent us from realizing anticipated benefits and could result in a loss of all or a substantial part of our investments; lower than expected future levels of revenues and higher than expected future costs; failure or inability to implement growth strategies in a timely manner; impact of goodwill impairment charges; impact of long-lived asset impairment charges; currency fluctuations; global factors, such as trade measures, military conflicts and political uncertainties, including changes to current trade regulations, such as Section 232 trade tariffs and quotas, tax legislation and other regulations which might adversely impact our business; availability and pricing of electricity, electrodes and natural gas for mill operations; ability to hire and retain key executives and other employees; competition from other materials or from competitors that have a lower cost structure or access to greater financial resources; information technology interruptions and breaches in security; ability to make necessary capital expenditures; availability and pricing of raw materials and other items over which we exert little influence, including scrap metal, energy and insurance; unexpected equipment failures; losses or limited potential gains due to hedging transactions; litigation claims and settlements, court decisions, regulatory rulings and legal compliance risks; risk of injury or death to employees, customers or other visitors to our operations; and civil unrest, protests and riots.

(CMC First Quarter Fiscal 2022 - 6)

COMMERCIAL METALS COMPANY FINANCIAL & OPERATING STATISTICS (UNAUDITED)
	Three Months Ended
(in thousands, except per ton amounts)	11/30/2021	8/31/2021	5/31/2021	2/28/2021	11/30/2020
North America
Net sales	$1,653,622	$1,660,409	$1,558,068	$1,257,486	$1,195,013
Adjusted EBITDA	268,524	212,018	207,330	171,612	155,634

External tons shipped
Raw materials	334	331	368	302	330
Rebar	442	469	500	472	486
Merchant and other	257	302	289	268	264
Steel products	699	771	789	740	750
Downstream products	400	415	408	343	371

Average selling price per ton
Raw materials	$1,034	$1,069	$949	$846	$630
Steel products	976	900	794	695	612
Downstream products	1,092	1,014	963	929	934

Cost of raw materials per ton	$766	$805	$697	$629	$458
Cost of ferrous scrap utilized per ton	428	434	369	344	266

Steel products metal margin per ton	$548	$466	$425	$351	$346

Europe
Net sales	$329,056	$368,290	$284,107	$202,066	$194,596
Adjusted EBITDA	79,832	67,676	50,005	16,107	14,470

External tons shipped
Rebar	103	174	141	78	128
Merchant and other	262	286	263	275	269
Steel products	365	460	404	353	397

Average selling price per ton
Steel products	$869	$763	$664	$532	$461

Cost of ferrous scrap utilized per ton	$434	$448	$376	$328	$262

Steel products metal margin per ton	$435	$315	$288	$204	$199

(CMC First Quarter Fiscal 2022 - 7)

COMMERCIAL METALS COMPANY BUSINESS SEGMENTS (UNAUDITED)
(in thousands)	Three Months Ended
Net sales	11/30/2021	8/31/2021	5/31/2021	2/28/2021	11/30/2020
North America	$1,653,622	$1,660,409	$1,558,068	$1,257,486	$1,195,013
Europe	329,056	368,290	284,107	202,066	194,596
Corporate and Other	(877)	1,947	2,866	2,718	2,194
Total net sales	$1,981,801	$2,030,646	$1,845,041	$1,462,270	$1,391,803

Adjusted EBITDA from continuing operations
North America	$268,524	$212,018	$207,330	$171,612	$155,634
Europe	79,832	67,676	50,005	16,107	14,470
Corporate and Other	(34,334)	(31,897)	(36,214)	(45,986)	(26,471)

(CMC First Quarter Fiscal 2022 - 8)

COMMERCIAL METALS COMPANY CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
	Three Months Ended November 30,
(in thousands, except share and per share data)	2021	2020
Net sales	$1,981,801	$1,391,803
Costs and expenses:
Cost of goods sold	1,586,410	1,174,819
Selling, general and administrative expenses	122,595	113,627
Interest expense	11,035	14,259
Asset impairments	—	3,594
	1,720,040	1,306,299
Earnings from continuing operations before income taxes	261,761	85,504
Income taxes	28,872	21,593
Earnings from continuing operations	232,889	63,911

Earnings from discontinued operations before income taxes	—	250
Income taxes	—	68
Earnings from discontinued operations	—	182

Net earnings	$232,889	$64,093

Basic earnings per share*
Earnings from continuing operations	$1.92	$0.53
Earnings from discontinued operations	—	—
Net earnings	$1.92	$0.54

Diluted earnings per share*
Earnings from continuing operations	$1.90	$0.53
Earnings from discontinued operations	—	—
Net earnings	$1.90	$0.53

Cash dividends per share	$0.14	$0.12
Average basic shares outstanding	121,129,679	119,762,706
Average diluted shares outstanding	122,797,738	121,128,044
 _________________
*Earnings Per Share ("EPS") is calculated independently for each component and may not sum to Net EPS due to rounding.

(CMC First Quarter Fiscal 2022 - 9)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands, except share and per share data)	November 30, 2021	August 31, 2021
Assets
Current assets:
Cash and cash equivalents	$415,055	$497,745
Accounts receivable (less allowance for doubtful accounts of $5,550 and $5,553)	1,095,612	1,105,580
Inventories, net	1,071,759	935,387
Prepaid and other current assets	178,867	173,033
Assets held for sale	25,083	25,083
Total current assets	2,786,376	2,736,828
Property, plant and equipment, net	1,587,442	1,566,123
Goodwill	65,852	66,137
Other noncurrent assets	285,588	269,583
Total assets	$4,725,258	$4,638,671
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$424,919	$450,723
Accrued expenses and other payables	410,305	475,384
Current maturities of long-term debt and short-term borrowings	56,896	54,366
Total current liabilities	892,120	980,473
Deferred income taxes	104,193	112,067
Other noncurrent liabilities	234,955	235,607
Long-term debt	1,007,801	1,015,415
Total liabilities	2,239,069	2,343,562
Stockholders' equity:
Common stock, par value $0.01 per share; authorized 200,000,000 shares; issued 129,060,664 shares; outstanding 121,479,939 and 120,586,589 shares	1,290	1,290
Additional paid-in capital	357,413	368,064
Accumulated other comprehensive loss	(105,329)	(84,820)
Retained earnings	2,378,789	2,162,925
Less treasury stock, 7,580,725 and 8,474,075 shares at cost	(146,206)	(152,582)
Stockholders' equity	2,485,957	2,294,877
Stockholders' equity attributable to noncontrolling interests	232	232
Total stockholders' equity	2,486,189	2,295,109
Total liabilities and stockholders' equity	$4,725,258	$4,638,671

(CMC First Quarter Fiscal 2022 - 10)

COMMERCIAL METALS COMPANY AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
	Three Months Ended November 30,
(in thousands)	2021	2020
Cash flows from (used by) operating activities:
Net earnings	$232,889	$64,093
Adjustments to reconcile net earnings to cash flows from (used by) operating activities:
Depreciation and amortization	41,226	41,799
Stock-based compensation	9,619	9,062
Deferred income taxes and other long-term taxes	(5,099)	11,720
Other	(583)	(39)
Asset impairments	—	3,594
Amortization of acquired unfavorable contract backlog	—	(1,523)
Changes in operating assets and liabilities	(252,273)	(140,794)
Net cash flows from (used by) operating activities	25,779	(12,088)
Cash flows from (used by) investing activities:
Capital expenditures	(70,150)	(37,201)
Proceeds from the sale of property, plant and equipment and other	1,418	743
Net cash flows used by investing activities	(68,732)	(36,458)
Cash flows from (used by) financing activities:
Proceeds from accounts receivable facilities	150,664	4,487
Repayments under accounts receivable facilities	(144,706)	(4,487)
Dividends	(17,025)	(14,406)
Stock issued under incentive and purchase plans, net of forfeitures	(16,371)	(10,341)
Repayments of long-term debt	(6,556)	(3,823)
Treasury stock acquired	(5,311)	—
Net cash flows used by financing activities	(39,305)	(28,570)
Effect of exchange rate changes on cash	(550)	(365)
Decrease in cash and cash equivalents	(82,808)	(77,481)
Cash, restricted cash and cash equivalents at beginning of period	501,129	544,964
Cash, restricted cash and cash equivalents at end of period	$418,321	$467,483

Supplemental information:
Cash and cash equivalents	$415,055	$465,162
Restricted cash	3,266	2,321
Total cash, restricted cash and cash equivalents	$418,321	$467,483

(CMC First Quarter Fiscal 2022 - 11)

COMMERCIAL METALS COMPANY
NON-GAAP FINANCIAL MEASURES (UNAUDITED)

This press release contains financial measures not derived in accordance with U.S. generally accepted accounting principles ("GAAP"). Reconciliations to the most comparable GAAP measure are provided below.

Adjusted EBITDA from continuing operations, core EBITDA from continuing operations and adjusted earnings from continuing operations are non-GAAP financial measures. Adjusted earnings from continuing operations per diluted share is defined as adjusted earnings from continuing operations on a diluted per share basis.

Non-GAAP financial measures should be viewed in addition to, and not as alternatives for, the most directly comparable measures derived in accordance with GAAP and may not be comparable to similar measures presented by other companies. However, we believe that the non-GAAP financial measures provide relevant and useful information to management, investors, analysts, creditors and other interested parties in our industry as they allow: (i) comparison of our earnings to those of our competitors; (ii) a supplemental measure of our underlying business operational performance; and (iii) the assessment of period-to-period performance trends. Management uses non-GAAP financial measures to evaluate financial performance and set target benchmarks for annual and long-term cash incentive performance plans.

A reconciliation of earnings from continuing operations to adjusted EBITDA from continuing operations and core EBITDA from continuing operations is provided below:

	Three Months Ended
(in thousands)	11/30/2021	8/31/2021	5/31/2021	2/28/2021	11/30/2020
Earnings from continuing operations	$232,889	$152,313	$130,408	$66,233	$63,911
Interest expense	11,035	11,659	11,965	14,021	14,259
Income taxes	28,872	40,444	38,175	20,941	21,593
Depreciation and amortization	41,226	42,437	41,804	41,573	41,799
Amortization of acquired unfavorable contract backlog	—	(1,495)	(1,508)	(1,509)	(1,523)
Asset impairments	—	2,439	277	474	3,594
Adjusted EBITDA from continuing operations	314,022	247,797	221,121	141,733	143,633
Non-cash equity compensation	9,619	8,119	13,800	12,696	9,062
Acquisition and integration related costs and other	3,165	—	—	—	—
Gain on sale of assets	—	—	(4,457)	(5,877)	—
Loss on debt extinguishment	—	—	—	16,841	—
Facility closure	—	—	—	5,694	5,214
Labor cost government refund	—	—	—	—	(1,348)
Core EBITDA from continuing operations	$326,806	$255,916	$230,464	$171,087	$156,561

(CMC First Quarter Fiscal 2022 - 12)

A reconciliation of earnings from continuing operations to adjusted earnings from continuing operations is provided below:

	Three Months Ended
(in thousands)	11/30/2021	8/31/2021	5/31/2021	2/28/2021	11/30/2020
Earnings from continuing operations	$232,889	$152,313	$130,408	$66,233	$63,911
Acquisition and integration related costs and other	3,165	—	—	—	—
Gain on sale of assets	—	—	(4,457)	(5,877)	—
Asset impairments	—	2,439	277	474	3,594
Loss on debt extinguishment	—	—	—	16,841	—
Facility closure	—	—	—	5,694	5,214
Labor cost government refund	—	—	—	—	(1,348)
Total adjustments (pre-tax)	$3,165	$2,439	$(4,180)	$17,132	$7,460

Tax items
International restructuring	(36,237)	—	—	—	—
Related tax effects on adjustments	(665)	(512)	878	(3,598)	(1,593)
Total tax items	$(36,902)	$(512)	$878	$(3,598)	$(1,593)
Adjusted earnings from continuing operations	$199,152	$154,240	$127,106	$79,767	$69,778

Earnings from continuing operations per diluted share	$1.90	$1.24	$1.07	$0.54	$0.53
Adjusted earnings from continuing operations per diluted share	$1.62	$1.26	$1.04	$0.66	$0.58

Media Contact:
Susan Gerber
(214) 689-4300